EXHIBIT 8.1

               [Letterhead of Stevens & Lee, P.C.]


                          July 30, 1999


Board of Directors
PSB Bancorp, Inc.
Eleven Penn Center, Suite 2601
1835 Market Street
Philadelphia, PA 19103

Board of Directors
First Bank of Philadelphia
1424 Walnut Street
Philadelphia, PA 19102

Re: Merger of Pennsylvania Savings Bank with and into First Bank of Philadelphia

Ladies and Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated March 19, 1999, as thereafter amended on __________, 1999, among PSB Bancorp, Inc., a Pennsylvania corporation ("PSB"), Pennsylvania Savings Bank, a Pennsylvania-chartered savings bank and a wholly-owned subsidiary of PSB (the "Bank"), and First Bank of Philadelphia, a Pennsylvania state-chartered banking corporation ("First Bank"), pursuant to which the Bank will be merged with and into First Bank, which will be the surviving corporation. At the Effective Date of such merger (the "Merger"), (a) each share of Bank common stock outstanding prior to the Merger will, by virtue of the Merger and without any action on the part of PSB, as the holder thereof, be converted into the number of shares of new First Bank common stock as is provided in Section 1.02(i) of the Merger Agreement, and (b) each share of First Bank Common Stock outstanding immediately prior to the Merger will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of PSB Common Stock as is provided in Section 1.02(e) of the Merger Agreement. No fractional shares of PSB Common Stock will be issued. In lieu thereof, shareholders of First Bank will receive cash in an amount determined pursuant to Section 1.02(e) of the Merger Agreement. First Bank shareholders will be entitled to exercise dissenters'
<PAGE 1> rights in connection with the Merger.  All shares of
First Bank Common Stock issued and held in the treasury of First Bank or owned by First Bank or any First Bank subsidiary on the Effective Date of the Merger, and all shares of First Bank Common Stock owned by PSB or a PSB Subsidiary, if any, shall be cancelled, and no shares of PSB Common Stock or other property will be delivered in exchange therefor.

     This opinion is being delivered pursuant to Sections 5.01(i) and 5.02(i) of the Merger Agreement. Except as otherwise expressly provided herein, when begun with a capital letter, terms which are used herein and which are defined in the Merger Agreement shall have the meanings given to such terms in the Merger Agreement.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of PSB and First Bank, including certain written representations of the managements of PSB and First Bank annexed hereto. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information, and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the IRC, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant.

     Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1. The Merger (a) will constitute a "reorganization" within the meaning of IRC Section 368(a)(1)(A), and (b) will not
<PAGE 2> be disqualified by reason of the fact that stock of PSB is issued in the transaction, as permitted by IRC Section
368(a)(2)(E).

     2. PSB, Bank and First Bank will each be "a party to a reorganization" within the meaning of IRC Section 368(b).

     3. No gain or loss will be recognized by PSB on the constructive receipt of First Bank common stock in exchange for Bank Common Stock surrendered in the Merger.

     4. The basis of the First Bank common stock to be received by PSB in the Merger will be determined pursuant to Treasury regulation Section 1.358-6(c)(2).

     5.   No gain or loss will be recognized by the Bank or First
Bank by reason of the Merger and upon (a) the transfer of the assets of the Bank to First Bank, and (b) the assumption by First
Bank of the liabilities of the Bank.

     6. The basis of the assets of the Bank in the hands of First Bank will be the same as the basis of such assets in the hands of the Bank immediately prior to the Merger.

     7. The holding period of the assets of the Bank in the hands of First Bank will include the period during which such assets were held by the Bank.

     8. No gain or loss will be recognized by the shareholders of First Bank on the receipt of PSB Common Stock (including fractional share interests) solely in exchange for their shares of First Bank Common Stock.

     9. The basis of the PSB Common Stock (including fractional share interests) to be received by the First Bank shareholders in the Merger will be the same as the basis of the First Bank Common
Stock surrendered in exchange therefor.

     10. The holding period of the PSB Common Stock (including fractional share interests) to be received by the First Bank shareholders in the Merger will include the period during which the First Bank shareholders held their First Bank Common Stock, provided the shares of First Bank Common Stock are held as a capital asset on the Effective Date of the Merger.

     11. The payment of cash in lieu of fractional share interests of PSB Common Stock will be treated as if the <PAGE 3> fractional share interests were distributed as part of the Merger and then redeemed by PSB. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in IRC
Section 302(a).

     12. As provided in IRC Section 381(a)(2) and related Treasury regulations, First Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of the Bank as of the Effective Date of the Merger. Any deficit in the earnings and profits of the Bank or First Bank will be used only to offset the earnings and profits accumulated after the Merger.

     13. Pursuant to IRC Section 381(a) and related Treasury regulations, First Bank will succeed to and take into account the items of the Bank described in IRC Section 381(c). Such items will be taken into account by First Bank subject to the conditions and limitations of IRC Sections 269, 381, 382, 383, 384 and 1502 and the Treasury regulations thereunder.

     We call your attention to the fact that certain portions of this opinion relating to the federal income tax treatment of First Bank shareholders may not be applicable to persons who received their First Bank Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, or to foreign persons or persons who, because of their circumstances or status, are subject to special federal income tax treatment.

     Except as set forth above, we express no other opinion as to the tax consequences of the merger and related transactions to any party under federal, state, local or foreign laws.


                                   Very truly yours,
                                   /s/Stevens & Lee
  <PAGE 4>